Exhibit 10.2

ARES CAPITAL CORPORATION
280 Park Avenue, 22nd Floor East
New York, NY 10017

March 2, 2010

Allied Capital Corporation
1919 Pennsylvania Avenue, NW
Washington, D.C. 20006
Attention: John M. Scheurer

RE: Consent to Special Dividend

Dear Mr. Scheurer:

Pursuant to Section 5.2(b) of the Agreement and Plan of Merger, dated as of October 26, 2009 (the “Agreement”), among Ares Capital Corporation (“Ares Capital”), ARCC Odyssey Corp. and Allied Capital Corporation (“Allied Capital”), Ares Capital hereby consents to the following proposed actions of Allied Capital:

(1)	declaration of a dividend, to be paid in cash in an amount equal to $0.20 per share, to stockholders of record of Allied Capital as of the date of the special meeting of stockholders at which the Merger shall have been approved by the requisite affirmative vote of the stockholders entitled to vote thereon, such dividend to be paid after the Closing of the Merger as set forth in (3) below (the “Special Dividend”);

(2)	establishment of the date of the special meeting of stockholders at which the Merger shall have been approved by the requisite affirmative vote of the stockholders entitled to vote thereon as the record date for the Special Dividend (the “Record Date”); and

(3)	payment by Allied Capital of the aggregate amount of the Special Dividend to American Stock Transfer & Trust Company, in its capacity as dividend paying agent (the “Paying Agent”), on the Closing Date, with instructions that the Paying Agent shall disburse such amounts to Allied Capital stockholders as of the Record Date as promptly as practicable after the Effective Time.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

ARES CAPITAL CORPORATION

By: /s/ Joshua M. Bloomstein
Name: Joshua M. Bloomstein
Title: Authorized Signatory